Exhibit 10.32

AMENDMENT NO. 1

TO THE

MATTEL INCENTIVE PLAN

WHEREAS, Mattel, Inc. (“Mattel”) maintains the Mattel Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 8.1 of the Plan, Mattel reserved the right to amend, modify or terminate the Plan at any time by action of the Board of Directors of Mattel (the “Board”) or the Compensation Committee of the Board (the “Committee”); and

WHEREAS, in order to avoid certain adverse federal income tax consequences to participants in the Plan as a result of Section 409A of the Internal Revenue Code of 1986, as amended, the Committee desires to amend certain provisions of the Plan.

NOW, THEREFORE, pursuant to Section 8.1 of the Plan, the Plan is hereby amended, effective as of November 20, 2008, as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment No. 1 shall have the meanings ascribed thereto in the Plan.

2. A new Section 2.5(e) of the Plan is added to the Plan to read as follows:

“Notwithstanding the foregoing, for each Bonus Opportunity made on or after January 1, 2009, each reference to ‘20%’ or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities (or the outstanding shares of common stock of any corporation resulting from a Business Combination) in Sections 2.5(a) and (c) shall be deemed to read ‘35%’.”

3. Section 5.4(a) of the Plan is amended in its entirety to read as follows:

“Unless otherwise directed by the Committee, each Bonus shall be paid no later than the 15 th day of the third month following the end of the calendar year in which the Bonus is no longer subject to a ‘substantial risk of forfeiture’ (within the meaning of Code Section 409A).”

4. Section 5.4(b) of the Plan is amended in its entirety to read as follows:

“Subject to Section 5.2 and Article VII, unless otherwise specifically determined by the Committee or otherwise provided for in an employment agreement with the Company, a Participant shall be eligible for payment of a Bonus under the Plan only if the Participant is an active employee of the Company on the date of payment; provided, however, that for a Participant who is on a leave of absence on the date of payment, Mattel’s senior executive of Human Resources or his delegate shall have the discretion to determine the requirements for such Participant’s return to active employee status in order to be eligible to receive the payment and the timing of such payment, but in no event shall such payment be made later than the last date permitted for such payment under Section 5.4(a).”

5. A new Section 5.4(d) is added to the Plan to read as follows:

“(d) Notwithstanding any other provision of the Plan to the contrary, if any Bonus payable under the Plan is subject to a valid deferral election under the terms of another plan or arrangement maintained by Mattel or its subsidiaries, the payment of such Bonus shall be in accordance with, and subject to, such deferral election.”

6. The second sentence of Article VII of the Plan is amended in its entirety to read as follows:

“Notwithstanding the foregoing, in the case of a Participant who is a party to any individual agreement under which the Participant is or may become entitled to a bonus or other payment with respect to the CIC Period (any such bonus or other payment, a ‘CIC Payment’), Mattel or its successor may make the right of such Participant to receive such interim cash payment conditional upon the execution by such Participant of a waiver of the right to receive such CIC Payment to the extent such CIC Payment would duplicate such interim cash payment and is not “deferred compensation” within the meaning of Code Section 409A; provided, however, that the Committee shall have the discretion to reduce or eliminate the interim cash payment by the CIC Payment under the individual agreement and pay only the excess of such interim cash payment over the CIC Payment and, in such case, the right of such Participant to receive a reduced interim cash payment shall not be conditional upon the execution by such Participant of a waiver of the right to receive such CIC Payment.”

7. A new Section 8.5 of the Plan is added to read as follows:

“8.5. Code Section 409A. Mattel intends that the Bonuses under the Plan shall be exempt from Code Section 409A as short-term deferrals and shall not constitute ‘deferred compensation’ within the meaning of Code Section 409A (absent a valid deferral election under the terms of another plan or arrangement maintained by Mattel or its subsidiaries). The Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Code Section 409A. Mattel shall have no liability to any Participant, any Participant’s spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Code Section 409A.”

8. Ratification and Confirmation. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

9. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

10. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment No. 1.

IN WITNESS WHEREOF, Mattel has caused this Amendment No. 1 to be executed, effective as of November 20, 2008.

MATTEL, INC.

By:	/s/ ALAN KAYE
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources

Dated:	December 19, 2008

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